PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2011 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.50 PER SHARE FOR THE FOURTH QUARTER; AND
$334 MILLION OF NEW INVESTMENTS

HUNT VALLEY, MARYLAND – February 7, 2012 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the quarter and fiscal year ended December 31, 2011.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended December 31, 2011 of $46.3 million or $0.45 per common share.  The $46.3 million of FFO available to common stockholders for the fourth quarter of 2011 includes a $2.3 million provision for uncollectible notes receivable, $1.5 million of non-cash stock-based compensation expense, $1.2 million of costs associated with 2011 acquisitions and a $50 thousand net loss associated with the run-off of owned and operated assets.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.50 per common share for the three-month period ended December 31, 2011.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: results of operations of owned and operated facilities during the period, provisions for impairment and uncollectible accounts receivable, expenses associated with acquisitions and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “Fourth Quarter 2011 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended December 31, 2011, the Company reported net income and net income available to common stockholders of $19.3 million, or $0.19 per diluted common share on operating revenues of $76.3 million.  This compares to net income of $5.0 million and net income available to common stockholders of $2.7 million, or $0.03 per diluted common share on operating revenues of $71.1 million, for the same period in 2010.

For the twelve-month period ended December 31, 2011, the Company reported net income of $52.6 million and net income available to common stockholders of $47.5 million, or $0.46 per diluted common share on operating revenues of $292.2 million.  This compares to net income of $58.4 million and net income available to common stockholders of $49.4 million, or $0.52 per diluted common share on operating revenues of $258.3 million, for the same period in 2010.

The year-to-date decrease in net income was primarily due to: (i) impairment charges during the first quarter of 2011 primarily related to four Connecticut facilities; (ii) provisions for uncollectible accounts and notes receivables related to a former operator; and (iii) income during the first quarter of 2010 associated with cash received from a legal settlement.  These decreases were partially offset by additional income associated with $975 million of new investments made throughout 2010 and 2011.  Those investments include approximately $825 million in combined facility acquisitions and capital improvement spending on the Company’s existing portfolio and $150 million in new mortgage investments.  In addition to the aforementioned items, net income available to common stockholders was also reduced by a non-cash charge related to the redemption of the Company’s 8.375% Series D Cumulative Redeemable Preferred Stock in the first quarter of 2011.

2011 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	On March 7, 2011, the Company redeemed all of its outstanding shares of 8.375% Series D Redeemable Preferred Stock valued at $108.5 million.
•	In April 2011, the Company increased its quarterly common dividend per share to $0.38 from $0.37.
•	In July 2011, the Company increased its quarterly common dividend per share to $0.40 from $0.38.
•	In August 2011, the Company entered into a new $475 million unsecured revolving credit facility.
•	In August 2011, the Company’s Board of Directors authorized a $100 million Stock Repurchase Program.
•	In October 2011, the Company completed $69 million of new investments.
•	In November 2011, the Company completed $92 million of new investments.
•	In December 2011, the Company completed $173 million of new investments in several unrelated transactions.
•	In December 2011, Standard & Poor’s Rating Services raised its corporate credit rating to BB+ and senior unsecured rating to BBB-.
•	In January 2012, the Company increased its quarterly common stock dividend per share to $0.41 from $0.40.

FOURTH QUARTER 2011 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended December 31, 2011 were $76.3 million.  Operating expenses for the three-month period ended December 31, 2011, excluding nursing home expenses for owned and operated assets, totaled $35.2 million and were composed of $25.5 million of depreciation and amortization expense, $3.4 million of general and administrative expense, $2.3 million provision for uncollectible notes receivable, $1.5 million of stock-based compensation expense, $1.4 million provision for impairments on real estate properties and $1.2 million of expense associated with the 2011 acquisitions.  A reconciliation of these amounts to revenues and expenses reported in accordance with GAAP is provided at the end of this release.

Other Income and Expense – Other income and expense for the three-month period ended December 31, 2011 was a net expense of $21.6 million, which was composed of $21.0 million of interest expense and $0.6 million of amortized deferred financing costs.

Funds From Operations – For the three-month period ended December 31, 2011, reportable FFO available to common stockholders was $46.3 million, or $0.45 per common share on 103 million weighted-average common shares outstanding, compared to $28.4 million, or $0.29 per common share on 99 million weighted-average common shares outstanding, for the same period in 2010.

The $46.3 million of FFO for the three-month period ended December 31, 2011 includes the impact of $2.3 million of uncollectible notes receivable, $1.5 million of stock-based compensation expense, $1.2 million of expense associated with the 2011 acquisitions and a $50 thousand net loss associated with the run-off of owned and operated assets.

The $28.4 million of FFO for the three months ended December 31, 2010 includes the impact of approximately $16.0 million in interest refinancing expense, $0.5 million of stock-based compensation expense, a $149 thousand net loss associated with owned and operated assets and $64 thousand of costs associated with 2010 acquisitions.  The $16.0 million of interest refinancing costs related to the write-off of deferred financing costs and prepayment costs associated with the repayment of a $100 million term loan and the tender and redemption of all of the Company’s outstanding $310 million 7% Senior Notes due 2014.

Adjusted FFO was $51.3 million, or $0.50 per common share, for the three months ended December 31, 2011, compared to $45.1 million, or $0.46 per common share, for the same period in 2010.  The Company had 4.5 million additional weighted-average shares for the three months ended December 31, 2011 compared to the same period in 2010.  For further information see “Funds From Operations” below.

2011 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve-month period ended December 31, 2011 were $292.2 million.  Operating expenses for the twelve-month period ended December 31, 2011, excluding nursing home expenses for owned and operated assets, totaled $153.8 million and were composed of $100.3 million of depreciation and amortization expense, $26.3 million of provision for impairments on real estate assets, $13.4 million of general and administrative expense, $6.4 million of provision for uncollectible accounts and notes receivable, $6.0 million of stock-based compensation expense and $1.2 million of expense associated with the 2011 acquisitions.  A reconciliation of these amounts to revenues and expenses reported in accordance with GAAP is provided at the end of this release.

Other Income and Expense – Other income and expense for the twelve-month period ended December 31, 2011 was a net expense of $86.9 million, which was composed of: (i) $81.2 million of interest expense; (ii) $3.1 million to write-off deferred financing costs associated with the termination of the Company’s 2010 credit facility; and (iii) $2.7 million of amortized deferred financing costs.

Funds From Operations – For the twelve-month period ended December 31, 2011, reportable FFO available to common stockholders was $172.5 million, or $1.69 per common share on 102 million weighted-average common shares outstanding, compared to $134.1 million, or $1.42 per common share on 94 million weighted-average common shares outstanding, for the same period in 2010.

The $172.5 million of FFO for the twelve-month period ended December 31, 2011 includes the impact of: (i) $6.4 million in provision for uncollectible accounts and notes receivable; (ii) $6.0 million of non-cash stock-based compensation expense; (iii) $3.5 million in non-cash preferred stock redemption charges; (iv) $3.1 million to write-off deferred financing costs associated with the termination of the Company’s 2010 credit facility; (v) $1.2 million of 2011 acquisition related expenses; and (vi) a $0.6 million net loss associated with the run-off of owned and operated assets.

The $134.1 million of FFO for 2010 includes the impact of: (i) $19.5 million of interest refinancing expense; (ii) $2.2 million of non-cash restricted stock expense; (iii) $1.6 million of acquisition deal related expenses; (iv) $1.1 million in proceeds associated with a legal settlement; (v) an $0.8 million gain on the sales of two mortgage backed securities that were bought in the first quarter of 2010 and sold in the second quarter of 2010; and (vi) a $0.7 million net loss associated with owned and operated assets.  The $19.5 million of interest refinancing expense was comprised of: (a) a charge of approximately $3.5 million related to the write-off of deferred financing costs associated with the termination of the Company’s 2009 credit facility in the second quarter of 2010; (b) $5.2 million related to the write-off of deferred financing costs and a penalty payment associated with the $100 million GECC term loan paid-off in October 2010; and (c) $10.8 million related to the tender and redemption of all of the Company’s outstanding $310 million 7% Senior Notes due 2014.

Adjusted FFO was $193.3 million, or $1.89 per common share, for the twelve-month period ended December 31, 2011, compared to $156.1 million, or $1.66 per common share, for the same period in 2010.  The Company had 7.9 million additional weighted-average shares for the twelve months ended December 31, 2011 compared to the same period in 2010.  The increase in weighted-average common shares over the twelve month period was primarily a result of: (i) the timing of 1.4 million common shares issued under the equity shelf programs in 2011; (ii) the timing of 2.9 million common shares issued under the Company’s Dividend Reinvestment and Common Stock Purchase Plan in 2011; coupled with (iii) the timing of 11 million shares issued in 2010.  For further information see “Funds From Operations” below.

2011 FINANCING ACTIVITIES

$475 Million Unsecured Revolving Credit Facility – On August 16, 2011, the Company entered into a new $475 million unsecured revolving credit facility (the “2011 Credit Facility”).  The 2011 Credit Facility replaced the Company’s previous $320 million revolving senior secured credit facility (the “2010 Credit Facility”).  The 2011 Credit Facility matures on August 17, 2015.  The 2011 Credit Facility includes an “accordion feature” that permits the Company to expand its borrowing capacity to $600 million.

The 2011 Credit Facility is priced at LIBOR plus an applicable percentage (ranging from 225 basis points to 300 basis points) based on the Company’s consolidated leverage.  In the event the Company achieves at least two investment grade ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings, the 2011 Credit Facility will be priced at LIBOR plus an applicable percentage ranging from 150 basis points to 210 basis points (including a facility fee).  The Company’s applicable percentage above LIBOR was 400 basis points at June 30, 2011 under the 2010 Credit Facility.  The Company’s applicable percentage above LIBOR was 250 basis points at December 31, 2011 under the 2011 Credit Facility.  The 2011 Credit Facility will be used for acquisitions and general corporate purposes.

The Company and its subsidiaries terminated the 2010 Credit Facility in connection with the effectiveness of the 2011 Credit Facility.  The Company did not experience any material early termination penalties due to the termination of the 2010 Credit Facility.  For the three month period ending September 30, 2011, the Company recorded a non-cash charge of approximately $3.1 million relating to the write-off of deferred financing costs associated with the termination of the 2010 Credit Facility.

$100 Million Stock Repurchase Program – On August 30, 2011, the Company’s Board of Directors authorized the repurchase of up to $100 million of its outstanding common stock, from time to time, over a 12 month period.

The Company is authorized to repurchase shares of its common stock in open market and privately negotiated transactions at the times, and in the manner and amounts, as determined by the Company’s management and in accordance with the pricing guidelines approved by the Board of Directors and applicable law.  The timing and amount of stock repurchases will depend on a variety of factors, including market conditions and corporate and regulatory considerations.  The Company has no obligation to repurchase any amount of its common stock, and such repurchases, if any, may be discontinued at any time.

On September 30, 2011, the Company entered into open market transactions to repurchase 183,310 shares of its common stock at an average price of $15.96 per share.  The settlement of these shares occurred on October 5, 2011.

$575 Million 6¾% Senior Notes Exchange – On July 14, 2011, the Company exchanged $575 million of its 6¾% Senior Notes due 2022 (the “2022 Notes”) that had been registered under the Securities Act of 1933 for $575 million of its outstanding 6¾% Senior Notes due 2022.  The 2022 Notes were sold in October and November 2010 in two separate private placements.  The October 2010 private placement was sold at an issue price of 98.984% of the $225 million principal amount resulting in gross proceeds to the Company of approximately $223 million.  The November 2010 private placement was sold at an issue price of 103% of the $350 million principal amount resulting in gross proceeds to the Company of approximately $361 million.

Series D Preferred Redemption – On March 7, 2011, the Company redeemed all of its 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) at the redemption price of $25.00 per share, plus $0.21519 per share in accrued and unpaid dividends up to and including the redemption date, for an aggregate redemption price of $25.21519 per share.  In connection with the redemption of the Series D Preferred Stock, the Company wrote-off approximately $3.5 million of preferred stock issuance costs (recorded in 2004) that reduced first quarter 2011 net income attributable to common stockholders by approximately $0.03 per common share.

Equity Shelf Program and the Dividend Reinvestment and Direct Stock Purchase Plan – During the twelve-month period ended December 31, 2011, the Company sold the following shares of its common stock:

Equity Shelf (At-The-Market) Program for 2011
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year
	Total	Total	Total	Total	To Date

Number of Shares	1,261	158	-	-	1,419
Average Price per Share	$22.78	$21.27	$-	$-	$22.61
Net Proceeds	$28,145	$3,306	$-	$-	$31,451

Dividend Reinvestment and Direct Stock Purchase Program for 2011
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year
	Total	Total	Total	Total	To Date

Number of Shares	795	1,093	720	245	2,853
Average Price per Share	$22.08	$21.17	$19.92	$17.31	$20.78
Net Proceeds	$17,555	$23,136	$14,338	$4,240	$59,269

2011 PORTFOLIO AND RECENT DEVELOPMENTS

Capital Funding Group, Inc. – On December 23, 2011, the Company purchased 17 skilled nursing facilities (“SNFs”) from affiliates of Capital Funding Group, Inc. (“CFG”), a new relationship to the Company, for an aggregate purchase price of $128 million.  The acquisition consisted of the assumption of $71.3 million of indebtedness guaranteed by the Department of Housing and Urban Development (“HUD”) and $56.7 million in cash.

The $71.3 million of assumed HUD debt is comprised of 15 HUD mortgage loans with a blended interest rate of 5.70% and maturities between October 2029 and July 2044.

The 17 SNFs, representing 1,820 available beds, are located in Arkansas (12), Colorado (1), Florida (1), Michigan (2) and Wisconsin (1). The transaction involved two separate master lease agreements covering all 17 SNFs with an initial yield of 9.9%.

Ciena Healthcare Management – On November 14, 2011, the Company entered into a $92.0 million first mortgage loan with affiliates of Ciena Health Care Management Inc. (“Ciena”).  The loan encompasses 13 SNFs, totaling 1,421 beds, all located in Michigan.  The term of the mortgage is 10 years and bears an initial interest rate of 11%, with fixed escalators in years 4 and 7.  The mortgage is cross defaulted with an existing investment with affiliates of Ciena.

Persimmon Ventures, LLC and White Pine Holdings, LLC – During the fourth quarter of 2011, the Company completed $86 million of combined new investments with affiliates of Persimmon Ventures, LLC and White Pine Holdings, LLC (“White Pine”) both new operators to the Company.  The investments involved a purchase / lease back transaction and a mortgage transaction.  The combined transaction consists of 7 facilities and 938 beds.

Purchase / Lease Back Transaction – The Company purchased four SNFs located in Maryland (3) and West Virginia (1), totaling 586 beds for a total investment of $61 million, consisting of $31 million in cash and the assumption of $30 million, 4.87% (weighted-average) indebtedness guaranteed by HUD maturing between March 2036 and September 2040.

Mortgage Transaction – The Company entered into a first mortgage loan with White Pine in the amount of $25 million secured by a lien on three SNFs, totaling 352 beds, all located in Maryland.

The overall combined transaction totaled $86 million, consisting of $56 million in cash and $30 million in assumed HUD indebtedness, with a combined initial annual yield of approximately 10%.

Signature Healthcare. – On December 30, 2011, the Company entered into a five year $28.0 million, amortizing term loan with affiliates of Signature Holdings II, LLC (“Signature”).  The Company received leasehold mortgages on 32 facilities.  The leasehold mortgages are cross defaulted and cross collateralized with the Company’s existing master lease with Signature.  The loan bears an interest rate of 10%.

Nexion Health, Inc. – On July 18, 2011, the Company entered into a $5.0 million first mortgage loan with affiliates of Nexion Health, Inc. (“Nexion”) to finance Nexion’s purchase of one SNF in Texas.

Connecticut Facilities – In January 2011, upon the Company’s request, a complaint was filed by the State of Connecticut, Commissioner of Social Services (the “State”), against the licensees/operators of the Company’s four Connecticut SNFs, seeking the appointment of a receiver.  The SNFs were leased and operated by FC/SCH and were managed by Genesis.  The Superior Court, Judicial District of Hartford, Connecticut appointed a receiver.

The receiver was responsible for (i) operating the facilities and funding all operational expenses incurred after the appointment of the receiver and (ii) providing the court with recommendations regarding the facilities.  In March, the receiver moved to close all four SNFs and the Company objected.  At the hearing held on April 21, 2011, the Company stated its position that the receiver failed to comply with the statutory requirements prior to recommending the facilities’ closure.  In addition, alternative operators expressed interest in operating several of the facilities.  On April 27, 2011, the Court granted the receiver’s motion and ordered the facilities closed.

The Company timely filed its notice of appeal, taking the position that the Court's Order (the “Order”) is final and appealable, and erroneous.  Following the Company’s notice of appeal, the Company negotiated a stipulation with the State and the receiver which afforded it significant concessions.  Those concessions included: (a) an agreed recognition of the Company as a secured lienholder with a priority claim, (b) an accelerated time frame for the (i) allocation by the receiver of collected funds between pre- and post- receivership periods, and (ii) disbursement to the Company of pre-receivership funds collected, and (c) an agreement by the State that it would forego its right to seek recoupment of pre-receivership funds as reimbursement for post-receivership advances.  In exchange for these concessions (among others), the Company withdrew its appeal.

All of the residents of the four facilities have been relocated and the receiver has surrendered possession of the facilities to the Company.  The Company is actively marketing the facilities for sale (for purposes other than the operation of skilled nursing care).  During the three-month period ended December 31, 2011, the Company classified these facilities as “assets held for sale” on its consolidated balance sheet.

As a result of the Order, the Company recorded an impairment charge of $24.4 million during the three-month period ended March 31, 2011, in accordance with US Generally Accepted Accounting Principles, to reduce the carrying values of the Connecticut facilities to their fair values.

FC/SCH Facilities – On June 15, 2011, the Company executed an Agreement To Enter Into Master Lease And Restructure Certain Obligations (“MTA”) with Genesis Healthcare, LLC (“Genesis”) and FC/SCH Partners, LLC and FC Properties WV, LLC (previously referred to as “Formation” and hereafter “FC/SCH”) related to the eleven facilities then leased by FC/SCH.  Among other things, the MTA provided at the closing:

1.	a subsidiary of Genesis would enter into a new long-term master lease providing for a twelve-year initial term;
2.	Genesis would deliver a guaranty of the new master lease;
3.	the restructuring of certain indebtedness of FC/SCH to Omega, including, the guaranty of Genesis to repay such indebtedness as restructured; and
4.	the release of certain other obligations of FC/SCH.

The sole condition to the closing of the transactions contemplated by the MTA was the receipt of all necessary healthcare regulatory approvals in Massachusetts, New Hampshire, Rhode Island and West Virginia to the transfer of the operating licenses from FC/SCH to Genesis.  Effective January 1, 2012, all regulatory approvals were received (except with respect to the Vermont facilities, which will be added to the new master lease when Vermont regulatory approvals are received) and the Company and a Genesis subsidiary entered into a new twelve-year master lease.

As a result of the MTA, during the second quarter of 2011, the Company evaluated the recoverability of the straight-line rent and lease inducements associated with FC/SCH and recorded a $4.1 million provision for uncollectible accounts receivable associated with straight-line receivables and lease inducements.  In addition, during the fourth quarter of 2011, the Company evaluated the recoverability of a note receivable with FC/SCH and recorded a $2.3 provision for uncollectible notes receivable.

DIVIDENDS

Common Dividends – On January 13, 2012, the Company’s Board of Directors announced a common stock dividend of $0.41 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid February 15, 2012 to common stockholders of record on January 31, 2012.

2012 ADJUSTED FFO GUIDANCE

The Company currently expects its 2012 Adjusted FFO available to common stockholders to be between $2.06 and $2.12 per diluted share.

The Company's Adjusted FFO guidance for 2012 includes the impact of approximately $150 million of new investments; however, it excludes the impact of gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense.  A reconciliation of the Adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company's Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2011 DIVIDENDS

Common Dividends – On February 15, 2011, May 16, 2011, August 15, 2011 and November 15, 2011, the Company paid dividends to its common stockholders in the per share amounts of $0.37, $0.38, $0.40 and $0.40, for stockholders of record on January 31, 2011, April 29, 2011, August 1, 2011 and October 31, 2011, respectively.  The Company has determined that 36.20% of the common dividends paid in 2011 should be treated for tax purposes as a return of capital, with the balance of 63.80% treated as an ordinary dividend.

Preferred D Dividends –The Company has determined that 100% of all dividends on Series D Preferred Stock in 2011 should be treated for tax purposes as an ordinary dividend.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, February 7, 2012, at 10 a.m. Eastern to review the Company’s 2011 fourth quarter results and current developments.  Analysts and investors interested in participating are invited to call (877) 317-6789 from within the United States or (412) 317-6789 from outside the United States and ask the operator to be connected to the “Omega Healthcare Fourth Quarter 2011 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2011, the Company owned or held mortgages on 432 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 50,160 licensed beds (48,030 available beds) located in 35 states and operated by 51 third-party healthcare operating companies.  In addition, the Company has seven facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2012 Adjusted FFO Guidance.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,	December 31,
	2011	2010

ASSETS
Real estate properties
Land and buildings	$2,552,414	$2,366,856
Less accumulated depreciation	(470,420)	(380,995)
Real estate properties – net	2,081,994	1,985,861
Mortgage notes receivable – net	238,675	108,557
	2,320,669	2,094,418
Other investments – net	52,957	28,735
	2,373,626	2,123,153
Assets held for sale – net	2,461	670
Total investments	2,376,087	2,123,823

Cash and cash equivalents	351	6,921
Restricted cash	34,112	22,399
Accounts receivable – net	100,664	92,819
Other assets	61,473	57,172
Operating assets for owned and operated properties	—	873
Total assets	$2,572,687	$2,304,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$272,500	$—
Secured borrowings	318,985	201,296
Unsecured borrowings – net	975,290	975,669
Accrued expenses and other liabilities	127,428	121,859
Operating liabilities for owned and operated properties	—	1,117
Total liabilities	1,694,203	1,299,941

Stockholders’ equity:
Preferred stock issued and outstanding – 4,340 shares Series D with an aggregate liquidation preference of $108,488 as of December 31, 2010	—	108,488
Common stock $.10 par value authorized – 200,000 shares issued and outstanding – 103,410 shares as of December 31, 2011 and 99,233 as of December 31, 2010	10,341	9,923
Common stock – additional paid-in-capital	1,471,381	1,376,131
Cumulative net earnings	633,430	580,824
Cumulative dividends paid	(1,236,668)	(1,071,300)
Total stockholders’ equity	878,484	1,004,066
Total liabilities and stockholders’ equity	$2,572,687	$2,304,007

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue
Rental income	$70,071	$67,744	$273,517	$232,772
Mortgage interest income	5,726	2,682	16,274	10,391
Other investment income – net	429	654	2,070	3,936
Miscellaneous	78	34	343	3,886
Nursing home revenues of owned and operated assets	-	-	-	7,336
Total operating revenues	76,304	71,114	292,204	258,321

Expenses
Depreciation and amortization	25,489	25,743	100,337	84,623
General and administrative	3,364	2,841	13,395	12,843
Stock-based compensation expense	1,519	455	6,037	2,211
Acquisition costs	1,159	64	1,204	1,554
Impairment on real estate properties	1,373	-	26,344	155
Provisions for uncollectible mortgages, notes and accounts receivable	2,300	-	6,439	-
Nursing home expenses of owned and operated assets	50	149	653	7,998
Total operating expenses	35,254	29,252	154,409	109,384

Income before other income and expense	41,050	41,862	137,795	148,937
Other income (expense):
Interest income	5	17	40	105
Interest expense	(20,981)	(19,990)	(81,154)	(67,340)
Interest – amortization of deferred financing costs	(648)	(899)	(2,674)	(3,780)
Interest –refinancing costs	-	(16,021)	(3,071)	(19,482)
Total other expense	(21,624)	(36,893)	(86,859)	(90,497)

Income before gain (loss) on assets sold	19,426	4,969	50,936	58,440
(Loss) gain on assets sold - net	(133)	-	1,670	(4)
Net income	19,293	4,969	52,606	58,436
Preferred stock dividends	-	(2,272)	(1,691)	(9,086)
Preferred stock redemption	-	-	(3,456)	-
Net income available to common stockholders	$19,293	$2,697	$47,459	$49,350

Income per common share available to common stockholders:
Basic:
Net income	$0.19	$0.03	$0.46	$0.52
Diluted:
Net income	$0.19	$0.03	$0.46	$0.52

Dividends declared and paid per common share	$0.40	$0.37	$1.55	$1.37

Weighted-average shares outstanding, basic	103,311	98,655	102,119	94,056
Weighted-average shares outstanding, diluted	103,389	98,843	102,177	94,237

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income available to common stockholders	$19,293	$2,697	$47,459	$49,350
Add back loss (deduct gain) from real estate dispositions	133	—	(1,670)	4
Sub – total	19,426	2,697	45,789	49,354
Elimination of non-cash items included in net income:
Depreciation and amortization	25,489	25,743	100,337	84,623
Add back non-cash provision for impairments on real estate properties	1,373	—	26,344	155
Funds from operations available to common stockholders	$46,288	$28,440	$172,470	$134,132

Weighted-average common shares outstanding, basic	103,311	98,655	102,119	94,056
Restricted stock PRUs	64	179	45	171
Assumed exercise of stock options	—	—	—	3
Deferred stock	14	9	13	7
Weighted-average common shares outstanding, diluted	103,389	98,843	102,177	94,237

Funds from operations per share available to common stockholders	$0.45	$0.29	$1.69	$1.42

Adjusted funds from operations:
Funds from operations available to common stockholders	$46,288	$28,440	$172,470	$134,132
Deduct litigation settlements	—	—	—	(1,111)
Deduct gain from sale of securities	—	—	—	(789)
Deduct nursing home revenues	—	—	—	(7,336)
Add back non-cash preferred stock redemption charges	—	—	3,456	—
Add back non-cash provision for uncollectible accounts receivable	2,300	—	6,439	—
Add back nursing home expenses	50	149	653	7,998
Add back interest refinancing expense	—	16,021	3,071	19,482
Add back acquisition costs	1,159	64	1,204	1,554
Add back non-cash stock-based compensation expense	1,519	455	6,037	2,211
Adjusted funds from operations available to common stockholders	$51,316	$45,129	$193,330	$156,141

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company’s computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its 2012 Adjusted FFO available to common stockholders to be between $2.06 and $2.12 per diluted share.  The following table presents a reconciliation of our guidance regarding 2012 FFO and Adjusted FFO to net income available to common stockholders:

	2012 Projected AFFO
Per diluted share:
Net income available to common stockholders	$0.96	−	$1.00
Adjustments:
Depreciation and amortization	1.04	−	1.06
Funds from operations available to common stockholders	$2.00	−	$2.06

Adjustments:
Stock-based compensation expense	0.06	−	0.06
Adjusted funds from operations available to common stockholders	$2.06	−	$2.12

The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)
Total operating revenues	$76,304	$71,114	$292,204	$258,321
Nursing home revenues of owned and operated assets	—	—	—	7,336
Revenues excluding nursing home revenues of owned and operated assets	$76,304	$71,114	$292,204	$250,985

Total operating expenses	$35,254	$29,252	$154,409	$109,384
Nursing home expenses of owned and operated assets	50	149	653	7,998
Expenses excluding nursing home expenses of owned and operated assets	$35,204	$29,103	$153,756	$101,386

This press release includes references to revenues and expenses excluding nursing home owned and operated assets, which are non-GAAP financial measures.  The Company believes that the presentation of the Company’s revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of the Company’s core portfolio as a real estate investment trust in view of the disposition of all but two of the Company’s owned and operated assets and short term holding of owned and operated assets.  Effective June 1, 2010, the Company no longer operated any facilities; therefore, the revenues and expenses of these two entities were not included in our consolidated statements of operations after that effective date.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended December 31, 2011:

	As of December 31, 2011
Balance Sheet Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment
Real Property(1)	400	44,462	$2,571,614	92%
Loans Receivable(2)	32	3,568	238,675	8%
Total Investments	432	48,030	$2,810,289	100%

Investment Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2)	417	47,227	$2,743,279	98%	$58
Assisted Living Facilities	10	510	33,540	1%	66
Specialty Hospitals and Other	5	293	33,470	1%	114
	432	48,030	$2,810,289	100%	$59

Note: table above excludes six facilities classified as held-for-sale. (1) Includes $19.2 million for lease inducement. (2) Includes $0.7 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2011		December 31, 2011
Rental Property (1)	$70,071	92%	$273,517	94%
Mortgage Notes	5,726	7%	16,274	5%
Other Investment Income	429	1%	2,070	1%
	$76,226	100%	$291,861	100%

Revenue by Facility Type	Three Months Ended		Twelve Months Ended
	December 31, 2011		December 31, 2011
Skilled Nursing Facilities (1)	$74,011	97%	$282,959	97%
Assisted Living Facilities	684	1%	2,428	1%
Specialty Hospitals	1,102	1%	4,404	1%
Other	429	1%	2,070	1%
	$76,226	100%	$291,861	100%

(1) 4th quarter revenue includes $0.8 million reduction for lease inducement, and $3.6 million YTD. Excludes revenue from owned and operated assets.

Operator Concentration by Investment ($000's)	As of December 31, 2011
	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$323,533	12%
Airamid	38	263,560	10%
Sun Healthcare Group, Inc.	40	231,366	8%
Signature Holdings, LLC	32	227,063	8%
Advocat Inc.	36	146,667	5%
Gulf Coast	17	146,636	5%
Capital Funding Group, Inc.(3)	17	145,279	5%
Guardian LTC Management (1)	23	145,171	5%
LaVie	17	117,654	4%
Formation Capital	12	110,613	4%
Remaining 41 Operators (2)	164	952,747	34%
	432	$2,810,289	100%

Note: table above excludes six facilities classified as held-for-sale.
(1) Investment amount includes a $19.2 million lease inducement.
(2) Includes $0.7 million of unamortized principal.
(3) Includes $17 million of fair value related to assumed debt.

Concentration by State	# of Properties	Investment	% Investment
Florida (1)	87	$613,168	22%
Ohio	50	357,632	13%
Pennsylvania	25	174,254	6%
Maryland	16	171,997	6%
Texas	32	168,443	6%
Arkansas	24	142,267	5%
Michigan	17	122,357	4%
Tennessee	16	116,319	4%
West Virginia (2)	11	95,010	3%
Colorado	12	78,562	3%
Indiana	17	67,435	3%
Kentucky	15	66,716	3%
Alabama	11	59,827	2%
North Carolina	10	57,733	2%
Massachusetts	8	57,347	2%
Louisiana	14	55,514	2%
Remaining 18 States	67	405,708	14%
	432	$2,810,289	100%
Note: table above excludes six facilities classified as held-for-sale. (1) Includes $0.7 million of unamortized principal. (2) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)	As of December 31, 2011
Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2012	3,625	500	4,125	1%
	2013	32,767	-	32,767	11%
	2014	2,058	1,268	3,326	1%
	2015	2,476	-	2,476	1%
	2016	29,321	1,404	30,725	10%

(1) Based on 2011 contractual rents and interest (assumes no annual escalators).

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended September 30, 2011	50.5%	40.9%	8.6%
Three-months ended June 30, 2011	50.2%	41.2%	8.6%
Three-months ended March 31, 2011	50.0%	41.6%	8.4%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended September 30, 2011	84%	2.3	x	1.8	x
Twelve-months ended June 30, 2011	84%	2.3	x	1.8	x
Twelve-months ended March 31, 2011	84%	2.2	x	1.8	x
Twelve-months ended December 31, 2010	84%	2.1	x	1.7	x
Twelve-months ended September 30, 2010	84%	2.0	x	1.6	x

(1)	Based on available beds.

The following table presents a debt maturity schedule as of December 31, 2011:

Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (2)	Line of Credit (1)	Senior Notes	Sub Notes (3)	Total Debt
2012	$-	$-	$-	$-	$-
2013	-	-	-	-	-
2014	-	-	-	-	-
2015	-	475,000	-	-	475,000
2016	-	-	175,000	-	175,000
Thereafter	279,558	-	775,000	20,000	1,074,558
	$279,558	$475,000	$950,000	$20,000	$1,724,558

(1) Reflected at 100% borrowing capacity. (2) Excludes $39.4 million of fair market valuations. (3) Excludes $1.2 million of fair market valuations

The following table presents investment activity for the three- and twelve - month period ended December 31, 2011:

Investment Activity ($000's)	Three Months Ended		Twelve Months Ended
	December 31, 2011		December 31, 2011
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$187,696	55%	$187,696	51%
Mortgages	119,581	35%	130,041	36%
Other	35,585	10%	46,896	13%
Total	$342,862	100%	$364,633	100%